Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2010, relating to the consolidated financial statements of Renewable Energy Group, Inc., appearing in the Special Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

July 29, 2010